Exhibit 99.1
Resignation of Medwave’s CEO
September 21, 2006
Medwave, Inc. Danvers, MA (NASDAQ: MDWV) — Medwave, Inc. announced today that Timothy J. O’Malley has resigned as Chief Executive Officer, President and Director of the Company. Mr. Corneliuson, the Chairman of the Company, expressed the appreciation of the Board for Mr. O’Malley’s many contributions to the Company and indicated that Frank A. Katarow, a Director of the Company, would serve as interim CEO. The Company intends promptly to commence a search for a successor.
Mr. Katarow has 27 years of experience in the patient monitoring area. He worked for 23 years at BCI, Inc., including as President for his last 10 years there. During that time, BCI’s annual revenues grew fourfold. BCI designed, manufactured and marketed patient monitoring products serving the low acuity markets, both domestic and international. The core monitoring technologies utilized in these products measured blood pressure, ECG, carbon dioxide, pulse oximetry, temperature and other vital signs. During this time, Mr. Katarow also was responsible for overseeing BCI’s veterinary division called Surgivet, which designed, manufactured and marketed anesthesia delivery systems, ventilation products and a series of vital signs monitors. During the five years under Mr. Katarow’s leadership, this division’s annual revenues grew by approximately 400%.
Following his time at BCI, Mr. Katarow served as Chief Operating Officer at HomeMed LLC, which provided home-use patient monitoring products. HomeMed was acquired by Honeywell in 2004.
About Medwave
Medwave, Inc. develops, manufactures and distributes sensor-based non-invasive blood pressure solutions. Medwave’s suite of products is designed for use in hospitals, clinics, doctor’s offices and almost anywhere blood pressure monitoring occurs. Medwave has the required technology clearances to market its technology in the United States, Europe and Asia. Medwave’s technology is installed in more than 500 hospitals and clinics worldwide. Medwave trades on the NASDAQ small cap market under the symbol MDWV.